LecTec Corporation Announces Results of 2011 Shareholders Meeting

September 28, 2011

TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that its 2011 Shareholders Meeting was successfully held on Tuesday, September 27, 2011. At the meeting, LecTec shareholders approved LecTec’s entry into the Agreement and Plan of Merger, as amended, dated as of May 31, 2011, by and among LecTec, Nerve Merger Sub Corp., a subsidiary of LecTec, and AxoGen Corporation (the “Merger”) and elected Gregory Freitag, Robert Rudelius, Karen Zaderej, Jamie Grooms, Dr. Mark Gold, John Harper and Joe Mandato as the new Board of Directors, subject to completion of the Merger. Shareholders also approved the amendment and restatement of LecTec’s Articles of Incorporation, the amendment and restatement of LecTec’s bylaws, the amendment and restatement of the LecTec 2010 Stock Incentive Plan and ratified the selection of Lurie Besikof Lapidus & Company, LLP as its independent registered public accounting firm for 2011.

Greg Freitag, LecTec’s CEO stated: “This meeting represents another step forward toward the completion of the Merger. We anticipate the successful closing of the Merger by the end of the day September 30, 2011. The LecTec Board, the AxoGen team and I would like to thank the LecTec shareholders for their support of the transaction. We are all excited about the future success of our company and look forward to continuing AxoGen’s mission of improving the lives of patients with peripheral nerve injuries. ”

About LecTec

LecTec is an intellectual property licensing and holding company whose primary strategy is to pursue a merger to leverage its cash asset and improve shareholder value and liquidity. The Company has identified AxoGen Corporation as a candidate to fulfill this strategy through the Merger. LecTec’s intellectual property portfolio contains domestic and international patents based on its original hydrogel patch technology and patent applications on a hand sanitizer patch. The Company also has a licensing agreement with Novartis Consumer Health, Inc. (“Novartis”), under which the Company receives royalties from time to time based upon a percentage of Novartis’s net sales of licensed products. LecTec has settled its previous patent infringement legal action against five defendants and on May 9, 2011 sold a significant portion of its hydrogel patch intellectual property to Endo Pharmaceuticals Inc. Such actions have ended LecTec’s current pursuit of legal action regarding its intellectual property. LecTec’s anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and the Company is exploring the engagement of a strategic partner to complete its hand sanitizer patch development. An effort to monetize the remainder of LecTec’s intellectual property has been ongoing, however, additional value, if any, is not expected to be material.

LecTec was organized in 1977 as a Minnesota corporation and went public in December 1986. The Company’s principal executive office is located at 1407 South Kings Highway, Texarkana, Texas 75501, its telephone number is (903) 832-0993, its corporate internet website is www.lectec.com, and the Company’s common stock trades on the Over-the-Counter Bulletin Board under the symbol “LECT.”

About AxoGen

AxoGen is a private regenerative medicine company focused on the development and commercialization of technologies for peripheral nerve reconstruction and regeneration. Every day people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of function and feeling. In order to improve surgical reconstruction and regeneration of peripheral nerves, AxoGen has developed and licensed patented and patent-pending technologies, which are used in its portfolio of products. This portfolio includes the Avance® Nerve Graft which AxoGen believes is the first and only commercially available allograft nerve for bridging nerve discontinuities (a gap created when the nerve is severed). AxoGen’s portfolio also includes the AxoGuard® Nerve Connector, a coaptation aid allowing for close approximation of severed nerves, and the AxoGuard® Nerve Protector that protects nerves during the body’s healing process after surgery. AxoGen is bringing the science of nerve repair to life with over 6,000 surgical implants of AxoGen products performed in hospitals and surgery centers across the United States, including military hospitals serving U.S. service men and women.

AxoGen is a registered tissue establishment with the FDA.

Visit AxoGen at: www.axogeninc.com

Follow @AxoGen on Twitter!

Cautionary Statements

This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk that the proposed merger with AxoGen is delayed or not consummated, LecTec’s dependence on royalty payments from Novartis, which is selling an adult vapor patch licensed from LecTec, LecTec’s dependence on key personnel and members of its Board of Directors, the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that LecTec holds, limitations on merger and acquisition opportunities, and other risks and uncertainties detailed from time to time in LecTec’s filings with the SEC, and particularly as described in the “Risk Factors” included in LecTec’s Registration Statement on Form S-4 (the “Registration Statement”) which was recently declared effective by the SEC.

Contacts

LecTec Corporation: Greg Freitag, CEO/CFO +1 612 612 6324 – CEO@lectec.com